UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): June 3, 2019

Cypress Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10079	94-2885898
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
Common Stock, $0.01 par value	CY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry Into a Material Definitive Agreement

On June 3, 2019, Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), Infineon Technologies AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Infineon”), and IFX Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Infineon (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Cypress (the “Merger”), with Cypress continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Infineon.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger, each share of common stock of Cypress (“Cypress Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than shares of Cypress Common Stock (a) owned by Infineon, Merger Sub or any other direct or indirect wholly owned subsidiary of Infineon, (b) owned by Cypress, including any shares held in treasury by Cypress, (c) owned by any direct or indirect wholly owned subsidiary of Cypress and (d) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $23.85 in cash (the “Per Share Merger Consideration”).

Pursuant to the Merger Agreement, at the Effective Time, each option to purchase shares of Cypress Common Stock, whether vested or unvested, that is outstanding and unexercised will be converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to (a) the number of shares of Cypress Common Stock subject to such option, multiplied by (b) the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price of such option immediately prior to the Effective Time.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, (a) each outstanding Cypress restricted stock unit (“RSU”) (i) held by a non-employee director, whether vested or unvested, (ii) vested in accordance with its applicable terms and for which shares of Cypress Common Stock have not yet been issued or (iii) subject to accelerated vesting as a result of the completion of the Merger in accordance with its applicable terms and (b) with respect to each vesting tranche of all other RSU grants outstanding as of the date of the Merger Agreement, fifty percent (50%) of the total number of RSUs subject to such vesting tranche (the RSUs described in clauses (a) and (b), each, a “Vested RSU”), will be converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to (A) the total number of shares of Cypress Common Stock subject to such Vested RSU multiplied by (B) the Per Share Merger Consideration (the “RSU Consideration”). In addition, immediately prior to the Effective Time, each outstanding RSU that is not a Vested RSU (each, an “Unvested RSU”) will be converted into a right to receive the RSU Consideration, which will vest and be payable on the applicable vesting date for such holder’s Unvested RSUs, subject to the holder’s continued employment through the applicable vesting date. However, if following the Effective Time, but prior to the applicable vesting date, the employment of a holder of Unvested RSUs is terminated by Infineon or any of its affiliates for any reason other than for cause or by such holder without good reason (a “Qualifying Termination”), then the payment of the RSU Consideration to such holder will be accelerated to the first payroll date after the date of such termination.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding performance-based share unit (“PSU”) will be converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to (a) (i) for each outstanding PSU other than the Cypress 2019 long-term incentive plan PSUs (each, a “2019 LTIP PSU”), the maximum number of shares of Cypress Common Stock subject to such PSU immediately prior to the Effective Time, and (ii) for each 2019 LTIP PSU, the number of PSUs calculated by assuming that the applicable performance goals are achieved at 150% of target and then adjusting such number based on Cypress’s total shareholder return as measured immediately prior to the Effective Time pursuant to the terms of the 2019 LTIP PSUs, in either case, multiplied by (b) the Per Share Merger Consideration (the “PSU Consideration”). The right to receive the PSU Consideration will vest and be payable on the applicable vesting date for such holder’s PSUs, subject to the holder’s continued employment through the applicable vesting date. However, the holders of PSUs will receive the same double trigger protection following a Qualifying Termination as provided to the holders of Unvested RSUs described above.

Pursuant to the Merger Agreement, Cypress will take actions reasonably necessary with respect to the Cypress Employee Stock Purchase Plan, amended and restated as of January 1, 2019 (the “ESPP”), to provide that, among other things, (i) participation in the ESPP after the date of the Merger Agreement will be limited to Cypress employees who participate in the ESPP as of the date of the Merger Agreement, (ii) no new offering periods under the ESPP will commence during the period between the date of the Merger Agreement and the Effective Time and (iii) the ESPP will terminate as of immediately prior to the Effective Time.

Pursuant to the Merger Agreement, each holder of Cypress’s outstanding convertible notes, which include the 2.00% Exchangeable Senior Notes due 2020, the 4.50% Convertible Senior Notes due 2022 and the 2.00% Convertible Senior Notes due 2023 (collectively, the “Convertible Notes”), will, on the terms of their respective indentures, be entitled to (a) convert or exchange such holder’s applicable Convertible Notes only into a right to receive an amount in cash for each $1,000 principal amount of such Convertible Notes held by such holder equal to the (i) Per Share Merger Consideration multiplied (ii) by the applicable conversion rate (subject to certain make-whole adjustments) in effect on the applicable conversion date, in each case, for the relevant Convertible Notes, (b) require Cypress to repurchase such holder’s applicable Convertible Notes (or any portion of principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof), for cash on a date specified by Cypress in accordance with the applicable Convertible Notes indenture at the applicable Fundamental Change Repurchase Price (as defined in the relevant Convertible Notes indenture) or (c) continue to hold such holder’s convertible notes, which following the Closing Date will only be convertible or exchangeable into cash as provided above.

Cypress and Infineon have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that, subject to certain customary exceptions: (i) Cypress will conduct its and its subsidiaries’ business in all material respects in the ordinary course of business and in a manner consistent with past practice during the interim period between the date of the Merger Agreement and the Effective Time, (ii) Cypress will not engage in certain types of transactions or take certain actions during such period without the prior consent of Infineon, (iii) Cypress will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and cause a special meeting of the Cypress stockholders to be held to consider adoption of the Merger Agreement, and (iv) subject to certain customary exceptions, the board of directors of Cypress will recommend adoption of the Merger Agreement by the stockholders of Cypress. Cypress has also made certain additional customary covenants, including, among others, covenants not to: (A) solicit or knowingly encourage any inquiries with respect to certain alternative acquisition proposals or (B) engage in any discussions with, or provide any confidential information to, any person relating to certain alternative acquisition proposals, in each case, subject to certain exceptions designed to permit the board of directors of Cypress it fulfill its fiduciary duties under applicable law (as described further below).

Prior to the adoption of the Merger Agreement by Cypress’s stockholders, (i) the board of directors of Cypress may, in certain circumstances, including in response to the occurrence of an Intervening Event (as defined in the Merger Agreement), effect a Change of Recommendation (as defined in the Merger Agreement) and (ii) with respect to an alternative acquisition proposal that is a Superior Proposal (as defined in the Merger Agreement),

Cypress may terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal. In the event of a termination of the Merger Agreement for a Superior Proposal, Cypress must pay to Infineon a termination fee of $330,000,000 (the “Termination Fee”) prior to or concurrently with such termination. In the event that the board of directors of Cypress effects a Change of Recommendation, Infineon may terminate the Merger Agreement and receive payment by Cypress of the Termination Fee. In connection with an Intervening Event or a Superior Proposal, Cypress must comply with certain notice and other specified procedures providing Infineon the opportunity to propose revisions to the terms of the transactions contemplated by the Merger Agreement during one or more match right periods and, if requested, engaging in good faith negotiations with Infineon during such match right periods.

Cypress and Infineon have agreed to use their respective reasonable best efforts to consummate the Merger, including making filings with and seeking approvals from certain governmental entities necessary in connection with the Merger, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the applicable requirements of the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950. In furtherance thereof, Infineon has agreed to divest assets and properties of Cypress and its subsidiaries and accept certain restrictions on the assets of Cypress and its subsidiaries, if and to the extent necessary to obtain such approvals, provided that Infineon will not be required to agree to such divestitures or restrictions if they would have a material adverse effect on the business of Cypress and its subsidiaries taken as a whole.

Consummation of the Merger is subject to certain customary conditions, including: (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Cypress Common Stock (the “Stockholder Approval”); (ii) the absence of any law prohibiting or order preventing the consummation of the Merger (a “Restraint”), (iii) the receipt of CFIUS clearance, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of any applicable clearance or affirmative approval by the Anti-Monopoly Bureau of the State Administration for Market Regulation in the People’s Republic of China, approval from the European Commission under the European Merger Regulation, and the expiration of any applicable waiting periods or any applicable authorizations or affirmative approvals of certain other non-U.S. governmental authorities under antitrust laws (collectively, the “Required Regulatory Approvals”), (iv) the absence of a material adverse effect with respect to Cypress, and (v) compliance in all material respects on the part of each of Cypress and Infineon with such party’s covenants under the Merger Agreement. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions). The consummation of the Merger is not subject to a financing condition.

In addition to the termination rights described above in connection with a Change of Recommendation of the Cypress board of directors or in connection with a Superior Proposal, the Merger Agreement contains certain other termination rights for both Cypress and Infineon, including in the event that (i) the Stockholder Approval is not obtained at a duly convened meeting of Cypress stockholders, (ii) the Merger is not consummated on or before December 3, 2019 (as may be extended in certain circumstances for up to two occasions of five months each, the “Outside Date”), or (iii) in the event that a governmental authority has issued a final and non-appealable order that prohibits the Merger. In connection with the termination of the Merger Agreement under specified circumstances, including if the Merger Agreement is terminated by either party (x) at the Outside Date when the only condition to closing not satisfied is receipt of the Required Regulatory Approvals or (y) as a result of a Restraint with respect to a Required Regulatory Approval, then Infineon will be required to pay to Cypress a termination fee equal to $425,000,000.

The foregoing descriptions of the Merger, the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement governs the contractual rights between Cypress, Infineon and Merger Sub in relation to the Merger. The Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding the terms of the Merger Agreement and is not intended to provide, modify or supplement any information about Cypress, Infineon, Merger Sub or any of their respective subsidiaries or affiliates, or their respective businesses. In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Cypress, Infineon, Merger Sub or any of their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws.

Item 8.01 Other Events

On June 2, 2019 (San Jose, California time) and June 3, 2019 (Munich, Germany time), Cypress and Infineon issued a joint press release announcing the transactions described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated June 3, 2019, by and between Cypress Semiconductor Corporation, Infineon Technologies AG and IFX Merger Sub Inc.*

99.1	Joint Press Release, dated June 2 and June 3, 2019

*                      Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally to the SEC a copy of any omitted schedule upon its request.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the proposed transaction and the Merger of Merger Sub, a wholly owned subsidiary of Infineon, with and into Cypress on the terms and subject to the conditions set forth in the Merger Agreement, by and among Cypress, Infineon and Merger Sub, the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. These statements reflect only Cypress’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, development, condition, state of facts, change, effect or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Infineon to obtain the necessary financing to complete the Merger; risks related to disruption of management’s attention from Cypress’s ongoing business operations due to the transaction; the effect of the announcement of the Merger on Cypress’s relationships, operating results and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the Merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in Cypress’s relationships with its employees; capital market conditions, including availability of funding sources for us; changes in our credit ratings; risks related to our indebtedness, including our ability to meet certain financial covenants in our debt instruments; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of our stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and any subsequent filings with the SEC.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed Merger. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger will be submitted to Cypress’s stockholders for their consideration. In connection with the proposed transaction, Cypress intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to Cypress’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF CYPRESS SEMICONDUCTOR CORPORATION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Cypress with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, Cypress’s stockholders may obtain free copies of the documents we file with the SEC through the Investors portion of Cypress’s website at investors.cypress.com under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting Cypress’s Investor Relations Department by (a) mail at Cypress Semiconductor Corporation, Attention: Investor Relations, 198 Champion Ct., San Jose, CA 95134, (b) telephone at (408) 943-2600, or (c) e-mail at investorrelations@cypress.com.

Participants in Solicitation

Cypress and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Cypress’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Cypress’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Cypress’s common stock is also set forth in Cypress’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders filed on March 15, 2019 with the SEC, which can be obtained free of charge from the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: June 3, 2019	By:	/s/ Thad Trent
	Name:	Thad Trent
	Title:	Executive Vice President, Finance and Administration and Chief Financial Officer